As Filed With The Securities And Exchange Commission on August 24, 2004
                           Registration Statement No.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                       __________________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             _____________________

                            COGNITRONICS CORPORATION
              (Exact name of registrant as specified in its charter)

       	New York                                  13-1953544
    (State or other jurisdiction of               (IRS Employer
     incorporation or organization)                Identification No.)

                               3 Corporate Drive
                        Danbury, Connecticut  06810-4130
             (Address of Registrant's Principal Executive Offices)
                             _____________________

                         DIRECTORS' STOCK OPTION PLAN
                           (Full Title of the Plan)
                             _____________________

                                HAROLD F. MAYER
                           Cognitronics Corporation
                               3 Corporate Drive
                       Danbury, Connecticut  06810-4130
                                (203) 830-3400
                     (Name, Address and Telephone Number,
                             of Agent for Service)
                             _____________________

                               Copy to:
                          JOHN T. CONNORS, ESQ.
                            Shaw Pittman LLP
                           335 Madison Avenue
                      New York, New York 10017-4605
===========================================================================
CALCULATION OF REGISTRATION FEE
===========================================================================
 Title of                 Proposed          Proposed
Securities     Amount      Maximum           Maximum         Amount of
  to be        to be      Offering          Aggregate       Registration
Registered   Registered  Price per Share*  Offering Price*      Fee
___________________________________________________________________________
Common
Stock Par
Value $.20     187,500     $3.31           $620,625           $78.63
===========================================================================
*Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price of the Registrant's Common Stock as reported on the American Stock Exchange on August 19, 2004.



                                PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INFORMATION INCORPORATED BY REFERENCE.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the Securities and Exchange Commission:

 (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

 (b) All other reports filed by the Company with the Commission since December 31, 2003 pursuant to Section 13(a) or 15(d) of the Exchange Act;

 (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8A dated May 25, 1983, filed pursuant to
 Section 12(b) of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  DESCRIPTION OF SECURITIES.

Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

John T. Connors, a member of the Board of Directors of the Company, is counsel in the law firm of Shaw Pittman LLP, which gave the legal opinion as to the legality of the securities being registered included as Exhibit 5.1 hereto.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 7 of the New York Business Corporation Law authorizes every New York corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may only be indemnified where they have acted in good faith, for a purpose which they reasonably believed to be in, or, if they were acting on behalf of another enterprise, not opposed to the best interests of the corporation. If involved in a criminal action or proceeding, directors may be indemnified only if they had no reasonable cause to believe that their conduct was unlawful. In addition, in the case of an action brought in the right of the corporation, no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been found to be liable to the corporation, unless a court of competent jurisdiction determines that the person is fairly and reasonably entitled to indemnity.
It is also provided that any officer or director (unless limited by the articles of incorporation of the corporation) who was successful, on the merits or otherwise, in the defense of any such proceeding shall be entitled to indemnification. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding.

Article 13 of the Company's Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or any stockholder for damages for any breach of duty in such capacity, except if a judgment or other final adjudication adverse to the director establishes that (i) the director's acts or omissions were in bad faith or involved intentional mis-conduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which he was not legally entitled or (iii) the director's acts violated Section 719 of the Business Corporation Law of New York. It further provides that if the Business Corporation Law of New York is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Law of New York, as so amended.

Article 10 of the Company's By-Laws provides that the Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company or, at the written request of the Company, is or was serving, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity against all amounts paid as a result of such action or proceeding. It also provides that reasonable expenses actually and necessarily incurred in connection with any actual or threatened action or proceeding, or in establishing the right to indemnification, shall be paid by the Company in advance of the final disposition thereof on such terms as the Company shall determine.

Officers and directors of the Company are covered by insurance which (with specified exceptions and within specified limitations) indemnifies them against damages, judgments, settlements and reasonable costs of investigation, defense and appeal arising from any alleged "wrongful act", meaning any breach of duty, neglect, error, misstatement, misleading statement, omission or act by the officers and directors of the Company in their respective capacities as such.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8.  EXHIBITS.

4.1	Specimen certificate for Common Stock (Exhibit 4-1 to Form S-1
        Registration Statement No. 2-27439 and included herein by reference)
5.1	Opinion of Shaw Pittman LLP as to the legality of the securities being registered (filed herewith)
23.1	Consent of Carlin, Charron & Rosen LLP (filed herewith)
23.2	Consent of Ernst & Young LLP (filed herewith)
23.3	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)





Item 9.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which awards or transfers are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii)
 4 do not apply if the information required to be included in the post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unawarded at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.






                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on August 24, 2004.

                                            COGNITRONICS CORPORATION


                                            By   /s/ Harold F. Mayer
                                              Harold F. Mayer, Secretary

                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Kelley, Harold F. Mayer, Garrett Sullivan and John T. Connors his true and lawful attorneys-in-fact and agents, each acting alone, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this registration statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereunto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                     Capacity                       Date

(i) Principal Executive Officer:


      /s/ Brian J. Kelley         President and Chief          August 24, 2004
    Brian J. Kelley               Executive Officer

(ii) Principal Financial and
     Accounting Officer:


      /s/ Garrett Sullivan        Treasurer and Chief          August 24, 2004
    Garrett Sullivan              Financial Officer




(iii) A Majority of the Board of Directors:

      /s/ John T. Connors                                      August 24, 2004
    John T. Connors


      /s/ Brian J. Kelley                                      August 24, 2004
    Brian J. Kelley


      /s/ Jack Meehan                                          August 24, 2004
    Jack Meehan


      /s/ William M. Merritt                                   August 24, 2004
    William A. Merritt


      /s/ William J. Stuart                                    August 24, 2004
    William J. Stuart












































                             INDEX TO EXHIBITS


Exhibit                                                       Sequentially
Number                Description                             Numbered Page


4.1	Specimen certificate for Common Stock (Exhibit
	 4-1 to Form S-1 Registration Statement
         No. 2-27439 and incorporated herein by reference)

5.1	Opinion of Shaw Pittman LLP as to the legality of
         the securities being registered                           9

23.1    Consent of Carlin, Charron & Rosen LLP                    12

23.2    Consent of Ernst & Young LLP                              13


23.3	Consent of Counsel                            	   Included herein
                                                           in Exhibit 5.1

24.1	Power of Attorney                          	   Included herein
                                                           at Signature page